Exhibit 10.3

GUARANTY

FOR VALUE RECEIVED, and in consideration for and as an inducement to MHI LITTLE ROCK, LP, a Delaware limited partnership (“MHI LR”), MHI-MC NEW BRAUNFELS, LP, a Delaware limited partnership (“MHI NB”), and MHI-MC SAN ANTONIO, LP, a Delaware limited partnership (“MHI SA” and, together with MHI LR and MHI NB, individually and collectively, “Landlord”), to (i) make and enter into that certain Lease Transition Agreement dated as of March 31, 2023 (together with all renewals, extensions, amendments, modifications, replacements and/or restatements thereof and substitutions therefor, collectively, the “Transition Agreement”), by and between Landlord, on the one hand, and MCA MAINSTREET TENANT, LLC, a Tennessee limited liability company (“Tenant”), MCA WESTOVER HILLS OPERATING COMPANY, LLC, a Tennessee limited liability company (“MCA Westover Hills”), MCA NEW BRAUNFELS OPERATING COMPANY, LLC, a Tennessee limited liability company (“MCA New Braunfels”), and MEMORY CARE AT GOOD SHEPHERD, LLC, an Arkansas limited liability company (“MCA Good Shepherd” and together with Tenant, MCA Westover Hills and MCA New Braunfels, individually and collectively, “MCA”), on the other hand, and (ii) accept that certain Promissory Note made by MCA, as borrower, in favor of Landlord, as lender, of even date herewith (together with all renewals, extensions, amendments, modifications, replacements and/or restatements thereof and substitutions therefor, collectively, the “Note”), in the original face principal amount of $2,995,547.44, the undersigned CLEARDAY, INC., a Delaware corporation (“Guarantor”), hereby absolutely and unconditionally, jointly and severally, guarantees to Landlord, its successors and assigns, (a) the prompt and full payment of all amounts which are or shall become due and payable under the terms of the Transition Agreement, (b) the prompt and full payment of all amounts which are or shall become due and payable under the terms of the Note, and (c) the prompt and full performance of all obligations, agreements and covenants of MCA under the Transition Agreement and the Note (collectively, the “Obligations”).

Guarantor agrees that in the event of a default by MCA under the Transition Agreement or the Note (in each instance, subject to any applicable cure or grace period), Landlord may proceed to enforce this Guaranty (this “Guaranty”) against Guarantor before, after or simultaneously with proceeding against MCA or any other guarantor now or hereafter guaranteeing any of the Obligations (each, an “Other Guarantor”). Guarantor’s obligations under this Guaranty are joint and several with those of any Other Guarantor and are independent of those of MCA.

Guarantor hereby expressly waives: (1) notice of the acceptance of this Guaranty,(2) notice of the existence, creation, amount, modification, amendment, restatement, alteration or extension of the Transition Agreement or Obligations, whether or not such notice is required to be given to MCA under the terms of the Transition Agreement, (3) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, (4) any benefit of valuation, appraisement, homestead or other exemption law, now or hereafter in effect in any jurisdiction in which enforcement of this Guaranty is sought, and (5) all diligence in collection, perfection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing. In addition, and without limiting any other waiver by Guarantor herein, Guarantor further agrees that Guarantor’s liability shall be absolute and unconditional irrespective of and shall not be diminished or impaired as a result of (and Guarantor expressly waives any defenses Guarantor may have arising out of or in any way related to): (i) any lack of validity or enforceability of any term or provision of (a) the Transition Agreement, or (b) the Note or any other promissory note, credit agreement or other document or instrument now or hereafter evidencing any of the Obligations; (ii) any modification, amendment, restatement, alteration or extension of the Transition Agreement, the Note or Obligations, (iii) the voluntary or involuntary discharge or release of MCA, or any Other Guarantor, from their respective obligation to pay any of the Obligations, whether by reason of bankruptcy, insolvency, or other laws affecting the rights of creditors generally or otherwise; (iv) any right of set-off or counterclaim against Landlord which would otherwise impair the Landlord’s right against Guarantor or any Other Guarantor; (v) any change in the composition, ownership or business of MCA or any Other Guarantor; or (vi) the suspension of the right to enforce the Obligations with respect to any person.

If Landlord at any time is compelled to take action, by legal proceedings or otherwise, to enforce or compel compliance with the terms of this Guaranty, Guarantor shall, in addition to any other rights or remedies to which Landlord may be entitled hereunder or as a matter of law or in equity, pay to Landlord all costs, including reasonable attorneys’ fees, incurred or expended by Landlord in connection therewith. In the event the Transition Agreement or the Note is disaffirmed by a trustee in bankruptcy for MCA, Guarantor agrees that it shall, at the election of Landlord, either assume the Transition Agreement and/or the Note and perform all of the covenants, terms and conditions of MCA thereunder.

Guarantor further agrees that, to the extent that MCA makes a payment or payments to Landlord or Landlord receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or otherwise required to be repaid to MCA, its estate, trustee, receiver or any other party, including, without limitation, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligations of MCA or any part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. Guarantor shall defend and indemnify Landlord from and against any claim or loss under this paragraph, including Landlord’s attorneys’ fees, court costs and other expenses in the defense of any such action or suit. To the extent permitted by applicable law, and subject to applicable laws of creditors’ rights, insolvency and bankruptcy, Guarantor waives and shall have no right of subrogation, indemnification, reimbursement or exoneration with respect to the liabilities of MCA under the Transition Agreement and/or the Note or any rights of contribution from any other guarantors of such liabilities unless or until all of the obligations with respect to which Guarantor are liable hereunder have been unconditionally paid in full or discharged to Landlord’s satisfaction. The obligations of Guarantor as set forth herein shall terminate upon the unconditional and complete performance of all of MCA’s obligations under the Transition Agreement and the Note and at such time Landlord shall either redeliver the original copy of this Guaranty to Guarantor or execute such other documents as shall be reasonably necessary to evidence the termination of any continuing obligations or liabilities of Guarantor.

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Guarantor hereby postpones and subordinates to the claims of Landlord against MCA any indebtedness or other claim which Guarantor may have against MCA, whether now existing or arising in the future, until all obligations of MCA to Landlord are fully satisfied. After the occurrence of an Event of Default and until such Event of Default is cured, MCA and Guarantor shall not make any payments or distributions (including, without limitation, salary, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to Guarantor, any Affiliate of MCA or Guarantor, or any shareholder, member or partner of MCA, Guarantor, or any such Affiliate. If Guarantor receives any payment from MCA in violation of the terms of this Guaranty, then Guarantor shall remit such payment to Landlord for application by Landlord on account of the Obligations.

Guarantor hereby represents and warrants to Landlord as follows:

(1)	Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite legal capacity to execute and deliver this Guaranty and to perform all Obligations under this Guaranty.

(2)	Guarantor is a direct owner of the legal and beneficial ownership interests of MCA, owns an indirect ownership interest in MCA, or is an affiliate of MCA and, accordingly, Guarantor will derive substantial benefit from the execution of the Transition Agreement and the Note.

(3)	Guarantor has reviewed with the benefit of legal counsel the terms of this Guaranty, the Transition Agreement and the Note. Neither Landlord nor any other person has made any representation, warranty or statement to Guarantor in order to induce such Guarantor to execute this Guaranty.

(4)	The execution, delivery and performance by Guarantor of this Guaranty will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any law to which Guarantor is bound.

(5)	There are no conditions precedent to the effectiveness of this Guaranty that have not been either satisfied or waived.

(6)	Guarantor has, independently and without reliance upon Landlord, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(7)	This Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(8)	Guarantor is not insolvent and the obligations of Guarantor set forth in this Guaranty will not render Guarantor insolvent. Guarantor does not have any outstanding debt or liabilities that would materially adversely affect Guarantor’s ability to fully perform its obligations under this Guaranty.

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(9)	No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Guarantor’s knowledge, threatened) by or against Guarantor.

(10)	Guarantor represents and warrants that the value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and such liability and obligations may reasonably be expected to benefit Guarantor directly or indirectly.

Guarantor is aware of its obligations under the Transition Agreement and the Note and covenants and agrees that Guarantor will perform all of those obligations, including without limitation by delivering all financial statements, information and other documents that Guarantor is required to deliver under the Transition Agreement, and satisfying all financial requirements of Guarantor under the Transition Agreement, if any. Further, Guarantor is aware of its representations and warranties under the Transition Agreement, and agrees that all such representations and warranties are true and correct and are incorporated herein by reference as if stated in full herein.

All duties and obligations of Guarantor pursuant to this Guaranty shall be binding upon the successors and assigns of Guarantor; but Guarantor shall not directly or indirectly assign or delegate its obligations hereunder without the prior written consent of Landlord, to be given or withheld in Landlord’s sole discretion. For purposes of this Guaranty, the word “MCA” shall include the successors and assigns of MCA, provided Guarantor is still a guarantor of MCA’s obligations under the Transition Agreement and/or the Note and has not been released pursuant to the terms thereof. Landlord may, without notice, assign this Guaranty in whole or in part, or may assign all of its interests in and to the Transition Agreement and/or the Note, and, in such event, each and every successive assignee of the Landlord’s interest in the Transition Agreement, the Note or this Guaranty will have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee as fully as if such assignee were named herein.

This Guaranty shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of law principles. Guarantor hereby submits and consents to the jurisdiction and venue of any state or federal court having jurisdiction over Hamilton County, Indiana (or any other jurisdiction in which venue is proper, under the Transition Agreement or the Note, for disputes arising out of the Transition Agreement and/or the Note, as applicable) for any action or proceeding to enforce or defend any matter arising from or related to the Transition Agreement, the Note or this Guaranty. Service of process on the MCA shall be considered service on Guarantor for all purposes.

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Unless otherwise stated herein, initially capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Transition Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include masculine, feminine and neuter gender.

If any part, term or provision of this Guaranty is unenforceable or prohibited by any law applicable to this Guaranty, the rights and obligations of the parties shall be construed and enforced with that part, term or provision limited so as to make it enforceable to the greatest extent allowed by law, or if it is totally unenforceable, as if this Guaranty did not contain that particular part, term or provision. A determination in one jurisdiction that any part, term or provision of this Guaranty is unenforceable or prohibited by law shall not affect the validity of such part, term or provision in any other jurisdiction.

This Guaranty can be changed only by written agreement signed by Guarantor and Landlord.

This Guaranty may be executed in multiple counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Guaranty or its items to account for more than one such counterpart. This Guaranty may be executed and delivered by Guarantor electronically (including via email or facsimile transmission) and in counterparts, each of which shall be deemed to be the execution and delivery of an original and one and the same agreement.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of March 31, 2023.

GUARANTOR:

CLEARDAY, INC.,
a Delaware corporation

By:
Name:	B.J. Parrish
Title:	Chief Operating Officer

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